Exhibit 10.19

LEASE AGREEMENT

THIS Lease Agreement (the “Lease”) entered into this 28th day of November, 2017, between Gallina Development Corporation, 1890 South Winton Road, Suite 100, Rochester, New York 14618, as LESSOR, and Transcat, Inc., 35 Vantage Point Drive, Rochester, New York 14624 as LESSEE. WITNESSETH THAT: The LESSOR, having full authority to make the agreement hereinafter set forth, does hereby demise and lease unto the LESSEE, and the LESSEE does hereby hire and take from the LESSOR those certain premises located in the Town of Ogden, County of Monroe, and State of New York, described as follows:

Being a parcel of land, with improvements, on the south side of Vantage Point Drive, Lot R-1A, (the “Property”) together with the office and warehouse building thereon, (the “Building”), being identified as 35 Vantage Point Drive, containing approximately 48,500 square feet. More particularly identified by the lined portion on the attached plot plan, which shall be made a part hereof and designated Exhibit A (the “Demised Premises”).

TO HAVE AND TO HOLD the same for a term beginning on the Commencement Date (as hereinafter defined) and ending on the last day of the 134th full month after the Commencement Date (the “Termination Date”) and the LESSEE hereby agrees to pay thereof an annual rental for the first twelve (12) months of the lease term (the “Base Rent”) of Four Hundred Thousand and 00/100 Dollars ($400,000.00), payable in equal monthly installments of Thirty Three Thousand Three Hundred Thirty Three and 33/100 Dollars ($33,333.33), with said Base Rent increasing 1% per annum effective on the anniversary date of the Commencement Date each year, all payable in advance on the first business day of each month during the said term at the office of the LESSOR at 1890 South Winton Road, Suite 100, Rochester, New York 14618. The first monthly installment of the stipulated rental payments shall be paid to the LESSOR on the Commencement Date of the Lease. LESSOR and LESSEE acknowledge that as an accommodation to LESSEE, LESSOR has agreed to waive the security deposit normally held by LESSOR. LESSEE certifies to LESSOR that it shall faithfully perform all of the covenants and conditions of this Lease.

LESSOR shall give LESSEE with no less than thirty (30) days written notice specifying the date on which LESSOR’s construction will be complete and the Demised Premises will be ready for occupancy by LESSEE (the date, after the end of such thirty (30) day period, when LESSOR delivers actual and exclusive possession of the Demised Premises to LESSEE shall be the “Commencement Date”). For at least two (2) weeks period prior to the Commencement Date, LESSOR will provide LESSEE with access to the Demised Premises so that it can prepare the Demised Premises for its occupancy, so long as LESSEE does not disrupt LESSOR’s final construction in any way.

LESSOR agrees to construct and install at LESSOR’s expense, the improvements and alterations described in the Building Specifications (Exhibit B) and Floor Plan (Exhibit C), attached hereto. Such improvements and alterations shall (i) be constructed and installed in a good, timely, and workmanlike manner (ii) comply with applicable building codes, laws, ordinances, regulations and other requirements of governmental authorities having jurisdiction thereof, and (iii) shall be substantially completed so that the Demised Premises are suitable for occupancy on or before the Commencement Date.

Upon occupancy of the Demised Premises by LESSEE on or after the Commencement Date, LESSOR and LESSEE agree to enter into a Demised Premises Acceptance and Lease Commencement Date Agreement, which will memorialize the Commencement Date, the Termination Date and any other required modifications to the Lease.

PROVIDED ALWAYS, that this Lease is entered into upon the following terms and conditions, all of which the parties hereto covenant to keep and perform.

1.

The LESSEE will not damage, destroy, or commit any undue waste, reasonable wear and tear excluded, on the Demised Premises and will conform with all applicable laws and ordinances respecting the use and occupancy thereof, provided that the LESSEE shall in no event be required to make any alterations, additions or improvements to the Demised Premises. The LESSEE is hereby permitted to use and occupy the Demised Premises for its lawful business purpose of general office and lab space for the testing, selling, warehousing, and distributing of calibration instruments. Nothing herein contained shall be construed to relieve the LESSEE from making such repairs and alterations which may be required under the provisions of this Lease.

2. INSPECTION

The LESSOR may enter upon the Demised Premises at all reasonable times upon reasonable notice to inspect the condition thereof, but such right shall not be exercised in a manner to interfere unreasonably with the business of the LESSEE.

3. POSSESSION

The LESSOR hereby agrees to deliver physical possession of the Demised Premises to LESSEE at the Commencement Date of the Lease term. The LESSOR will warrant and defend the LESSEE in the enjoyment and peaceful possession of the Demised Premises during the term hereof.

4. WAIVERS

It is agreed that the waiving of any of the covenants of this Lease by either party shall be limited to the particular instance and shall not be deemed to waive any other breaches of such covenant.

5. OPTION TO EXTEND TERM

The LESSEE may, at its sole election, extend this Lease, and all the terms and conditions, subject to Paragraph 31 of this Lease, for two (2) successive period(s) of five (5) year(s), upon written notice to the LESSOR at no later than one hundred eighty (180) days prior to the expiration of the original term or extension hereof. If any option as herein before provided, is not exercised by LESSEE, as herein before provided, this Lease shall terminate absolutely at the expiration date of the initial term, or the then current option period, without further notice by either party to the other.

Notwithstanding anything to the contrary, LESSEE may only exercise its right to extend the Lease, one (1) option period at a time.

6. HOLDING OVER

At a minimum of thirty (30) days prior to the expiration of the term of this Lease, or of the term of any extension thereof, LESSEE shall provide LESSOR with written notice of its intention to hold over for any reason, and it is hereby agreed that, in the absence of a written agreement to the contrary, such tenancy shall be from month to month only, terminable upon thirty (30) days written notice by either party. The rental for each month of such hold over period shall be an amount equal to 1.25 times the rent for the last month of the expired Lease term.

7. ASSIGNMENT/SUBLET

The LESSEE may assign this Lease or sublet the Demised Premises in whole or in part to its parent company or to any subsidiary or affiliated company without the consent of the LESSOR. For any assignment or subletting other than the foregoing, the LESSOR's written consent shall be required, which consent it agrees it will not unreasonably withhold provided that the assignee or sublessee is of comparable financial strength to LESSEE and is a user compatible with the other tenancies of the park. It being understood, however, that in the event of an assignment to parent company, a subsidiary or an affiliated company, that no further assignment may be made without the written consent of LESSOR, subject to the above referenced qualifications.

The LESSEE may assign this Lease without the consent of LESSOR, but following prior written notice to LESSOR, in the event of the sale of all or substantially all of the business and/or assets of LESSEE, whether by way of merger, consolidation, asset sale, stock sale or otherwise.

No assignment or sublease shall release LESSEE from any liabilities under this Lease.

LESSEE shall pay all of the LESSOR’S reasonable out-of-pocket costs, charges and expenses, including reasonable attorney’s fees, incurred in connection with any assignment or sublease requested or made by LESSEE.

8. ADDRESSES FOR NOTICES

All notices given by either party hereto to the other under any of the provisions hereof shall be sent certified mail with adequate postage affixed, addressed to the LESSEE at 35 Vantage Point Drive, Rochester, New York 14624, and to the LESSOR at 1890 South Winton Road, Suite 100, Rochester, New York 14618.

9. FIXTURES

If the LESSEE shall install at its expense any shelving, light fixtures, portable or temporary partitions, air conditioners, voice/data cabling, advertising sign, roof antennas, satellite dishes or any trade or business fixtures or equipment, any articles so installed shall be the property of the LESSEE which the LESSEE at its election may, and at the request of the LESSOR will, remove at the termination of this agreement or any renewal or extension thereof, provided that in such removal the LESSEE shall satisfactorily repair any damages occasioned to the Demised Premises.

10. ALTERATIONS/ADDITIONS

LESSEE may make, at its own cost and expense alterations and additions to Demised Premises with written consent of LESSOR first obtained, which permission shall not be unreasonably withheld. Such alterations or additions to remain the property of the LESSEE, to be insured by LESSEE, which the LESSEE at its election may, and at the request of the LESSOR will, remove at termination of this agreement or any extension hereof, provided that in such removal the LESSEE shall repair any damage occasioned to the Demised Premises. Notwithstanding the foregoing, the LESSEE shall be permitted to make up to $50,000 in interior, non-structural, cosmetic alterations in and to the Demised Premises in any calendar year without obtaining the consent of the LESSOR, but shall give proper notice to LESSOR of work being done.

11. DAMAGES TO STRUCTURE

That in case of damage or injury to the said Demised Premises, said damage or injury being caused by the carelessness, gross negligence, or improper conduct on the part of the said LESSEE, its agents or employees, the said LESSEE shall cause the said damage or injury to be repaired as speedily as possible at its own cost and expense.

12. DAMAGE LESSOR'S LIABILITY

It is expressly agreed and understood by and between the parties to this agreement, that the LESSOR shall not be liable for any damage or injury by water, which may be sustained by the LESSEE, or other person, or for any other damage or injury resulting from the carelessness, negligence, or improper conduct on the part of the LESSEE, or its agents or employees, or by reason of breakage, or obstruction of water or soil pipes, or other leakage in or about said Building, or by reason of riots, strikes, or felonious or attempted felonious entry, unless such damage is caused by LESSOR's negligence.

13. PROPERTY DAMAGE

That the LESSEE shall, in case of fire or other casualty, give immediate notice thereof to the LESSOR who shall thereupon cause the damage to be repaired with reasonable speed; but if the damage is so extensive that it cannot be rendered tenantable and put in good repair within sixty (60) days, then either party shall, on ten (10) days written notice of his intention, have the option to terminate this Lease and accrued rent shall be paid up to the time of the casualty. It is, however, agreed that, if without fault, neglect or improper conduct of the LESSEE, its agents, servants or employees, only a portion of the Demised Premises shall be rendered untenantable by fire, the elements, or otherwise, the LESSEE shall continue to pay rent only for such portion of the Demised Premises as may reasonably be occupied during the time required to make the necessary repairs, and during the time of such partial occupancy the LESSEE shall pay rental in such proportion to the entire rental herein reserved that the space actually occupied bears to the entire space herein leased. LESSOR’S obligation to restore the Demised Premises is expressly conditioned upon availability of adequate insurance proceeds for restoration. In the event adequate insurance proceeds are not available, LESSOR, in its sole discretion, may terminate the Lease. LESSOR’S obligation to restore Demised Premises are contingent on LESSEE being in full compliance with all Lease covenants. LESSOR is not obligated to restore LESSEE’S leasehold improvements.

14. WAIVER OF SUBROGATION

To the extent permitted by law and without affecting the coverage provided by insurance required to be maintained, LESSOR and LESSEE hereby release each other of any claims for property damage to the extent that such damage may be covered under the terms of their respective property insurance policies. Each party agrees to require its insurance carrier to include waiver of subrogation clauses in its property insurance policies.

15. LESSEE'S MAINTENANCE

Except as hereinafter provided, the LESSEE agrees throughout the term of this Lease at its own cost and expense and in a manner satisfactory to the LESSOR, to keep and maintain the Demised Premises in good repair inside, including but not limited to walls, ceilings, floors, flooring, plumbing and lighting fixtures, heating and air conditioning system, fire alarm systems, all asphalt, drives, parking areas, sidewalks, and any damage caused by LESSEE, and any and all replacements made by the LESSEE; and the LESSEE hereby releases the LESSOR from all obligation whatsoever to maintain or repair said Demised Premises or any portion thereof, as herein before enumerated or otherwise, and agrees to maintain the Demised Premises and all portions and parts thereof in a manner equal to the maintenance of similar quality industrial buildings in Monroe County, normal wear and tear not withstanding. In the event that the LESSEE shall fail immediately to maintain, repair and care for the Demised Premises and make such repairs and replacements or render such care to the Demised Premises as are herein above required, including entering into a written semi-annual maintenance contract for the HVAC systems, with a reputable contractor, after fifteen (15) days written notice and demand of same by LESSOR, LESSOR may make such repairs or perform such maintenance, and any sum so expended or liability incurred by the LESSOR shall be immediately due from the LESSEE as additional rent to be billed at 105% of actual cost to LESSOR and LESSEE further agrees upon the expiration or other termination of this Lease, or any renewal thereof, that he shall peacefully quit and surrender to LESSOR the Demised Premises broom clean, in good order and condition, ordinary wear and tear by the elements excepted and it is further understood and agreed that the LESSOR shall be responsible only for major structural repairs not occasioned by any fault, neglect or omission of the LESSEE.

LESSEE shall contract for and be responsible for the completion of all: Building and Grounds maintenance (as defined below), landscaping, snowplowing, salting, refuse removal, and other required third party services during the term of this Lease and any renewals thereof. Building and Grounds maintenance shall include all costs, expenses and disbursements which property owner or LESSOR incurs, pays, or becomes obligated to pay in connection with the operation and maintenance of the Demised Premises, Building, and Property, but expressly excludes capital replacements, capital improvements or repairs, structural issues, as well as those items for which LESSOR is responsible under Section 16 hereof.

16. LESSOR REPAIRS/SERVICES

The LESSOR represents that both the interior and exterior of the Demised Premises, including exterior walls and roof are in good condition and repair and the LESSOR, at his expense will make all structural renewals and repairs necessary, including replacement of rooftop HVAC equipment, not required to negligence of LESSEE, during the term of this Lease or any renewal thereof.

In the event LESSEE does not keep and maintain the Demised Premises as provided per Section 15 of this Lease, LESSOR shall have the option, following written notice to LESSEE, to contract for and be responsible for the completion of said items detailed in Section 15, during the term of this Lease and any renewals thereof, which will be billed as additional rent at 105% of actual cost.

17. PROPERTY INSURANCE

The LESSOR will carry adequate “special form” property insurance on the Building, Business Loss of Income insurance and General Liability insurance. LESSEE will reimburse LESSOR for said insurance charges, as stated in Paragraph 20, during the term of this Lease and any renewals thereof. In the event that the LESSEE shall fail to pay such insurance charges as they shall become due, the LESSOR may pay same and the LESSEE shall pay said insurance charges as Additional Rent on the next ensuing rent date. Such failure to pay said insurance charges shall constitute a default in the Lease at the option of the LESSOR. If by reason of the use of the Demised Premises by the LESSEE the rates for the insurance of the Demised Premises are increased as compared with the rates now in effect, the LESSEE agrees to pay as Additional Rent, all excess premiums caused thereby; such Additional Rent to become due immediately upon effecting the insurance by the LESSOR and payable with the next succeeding installment of rent.

18. SIGNS

The LESSEE shall neither place, or cause, or allow to be placed, any sign or signs of any kind whatsoever at, in or about the entrance to said Demised Premises or any other part of same, except in or at such place or places as may be indicated by the LESSOR and consented to by it, which consent shall not be unreasonably withheld. Signs shall be placed on the face of the Building adjacent to entrance door to Demised Premises.

19. CONSENT

Whenever in this Lease, a right of the LESSEE is contingent upon prior consent or approval of the LESSOR, the LESSOR covenants that it will not unreasonably condition, delay or withhold such consent.

20. ADDITIONAL RENT

If not directly paid by LESSEE, the LESSEE will reimburse LESSOR for all costs incurred by LESSOR for: real property taxes, which will be paid directly to the taxing authority, and in the event that LESSEE does not pay taxes directly to the taxing authority, LESSEE shall be responsible for reimbursing LESSOR for said taxes, assessment, building insurance, snow removal, lawn care, refuse removal, common area maintenance, and administrative, (collectively referred to as “Additional Rent”), during the term of this Lease and any renewals thereof. In the event that the LESSEE shall fail to pay such Additional Rent as it shall come due, the LESSOR may pay same, and bill LESSEE at 105% of actual cost, and the LESSEE shall pay said Additional Rent on the next ensuing rent date; such failure to pay Additional Rent shall constitute a default in the lease at the option of the LESSOR.

Common Area Maintenance charges shall not include the following:

a) Salaries or benefits for LESSOR’s executives and employees above the grade of building manager, and of any employees in excess of the time devoted to the Building.
b) Expenditures for which LESSOR is reimbursed from any insurance carrier, from any lessee, or from any other source.
c) Cost of repairs or replacements incurred by reason of fire or other casualty or condemnation.
d) Advertising and promotional expenditures.
e) Costs incurred in performing work or furnishing services for any lessee (including LESSEE), whether at such LESSEE’s or LESSOR’s expense, to the extent such work or service is in excess of any work or service that LESSOR is obligated to furnish to LESSEE at LESSOR’s expense.
f) Depreciation, except as provided above.
g) Bad debt loss, rent loss, or reserves for either of them.

i) Financing costs, including points, commitment fees, broker’s fees, and mortgage interest and amortization payments.

j) Costs incurred in connection with the construction of the Building or the initial development of the Property.
k) Costs incurred by LESSOR arising out of its failure to perform or breach of any of its covenants, agreements, representations, warranties, guarantees or indemnities made under this Lease.
l) Costs of compliance, fines or penalties incurred by LESSOR due to violations of or non-compliance with any applicable legal requirements.
m) Costs incurred in the removal, abatement or other treatment of underground storage tanks or Hazardous Substances present in the building or on the Property.
n) Legal fees, space planners fees, broker’s commissions and other costs incurred in connection with marketing space, leasing space, or negotiating leases with lessees of the building, or legal fees in connection with disputes between LESSOR and any other lessee of the Building, or between LESSOR and any mortgagee.

20.1 (a) Jobs Plus Tax Abatement Policy

LESSEE acknowledges that it is receiving an enhanced real property tax abatement program commonly described as the “Jobs Plus Initiative” whereby it pays its proportionate share of property taxes on the Property pursuant to a Payment-in-Lieu-of-Tax Agreement (“PILOT”), executed by LESSOR and the County of Monroe Industrial Development Agency (the “Agency”). In consideration for this enhanced PILOT, the LESSOR has leased the Demised Premises to the LESSEE who has agreed to create thirty One (31) additional full-time jobs within a three (3) year period as defined in the PILOT and maintain those jobs for the duration of the term of the PILOT. The LESSEE agrees and understands that the Agency or its duly appointed agent may examine the LESSEE’S books and records during normal business hours and upon reasonable notice (a minimum of 48 hours) to determine the LESSEE’S compliance with the Jobs Plus Initiative

As long as the Property and Building is owned by the LESSOR and leased to the LESSEE, the LESSOR agrees to pay annually to the Taxing Jurisdictions as a payment in lieu of taxes, an amount equal to 100% of the taxes, service charges, special ad valorem levies, special assessments and improvements district charges or similar tax equivalents, less the percentages of exemption set forth on the schedule below, with respect to taxes and special ad valorem levies on the Property and Building within the description contained in paragraph 5 of Section 485-b (notwithstanding that the procedural steps to obtain an exemption may not have been complied with) levied upon or with respect to the Property and Building by the Taxing Jurisdictions, following next applicable tax status date:

YEARS OF EXEMPTION	PERCENTAGE OF EXEMPTION
1	90%
2	80%
3	70%
4	60%
5	50%
6	40%
7	30%
8	20%
9	10%
10	0%

provided however, that the LESSOR need not comply with procedures to obtain such exemption as provided in the New York Real Property Tax Law, and provided further that the LESSOR, shall do all things necessary and shall make application and follow such procedures to obtain such exemption to the extent that the LESSOR shall determine necessary.

Further, provided that:

(i) The LESSEE maintain its present job level as stated in the Application dated September 27th, 2017 by LESSOR to Agency and creates Thirty One (31) new jobs in three (3) years and maintains those Thirty One (31) new jobs for the duration of the term of the PILOT. The three-year period commences when the earliest of the following occurs; (i) the Facility is completely constructed; (ii) the Company receives a Certificate of Occupancy; and (iii) the Facility is reassessed by Town of Ogden Assessor; and

(ii) Monroe County residents be given preference for created jobs; and

(iii) The LESSEE shall report its compliance with these provisions as requested by the LESSOR and the Agency; and

(iv) If the Thirty One (31) new jobs are not created by the end of the three (3) year period or not continuously maintained for duration of the term of the PILOT, the exemption schedule will revert back to Section 485-b of the New York Real Property Tax Law and the LESSEE agrees to pay in any year for which the job creation requirements are not met (the "Disqualifying Year”), as an additional payment in lieu of taxes, an amount equal to the difference between the tax benefits received in years one through the Disqualifying Year under the PILOT and the tax benefits which would have been received in years one through the Disqualifying Year under Section 485-b of the New York Real Property Tax Law. In the event the LESSEE abandons or otherwise vacates the County of Monroe, then the LESSEE shall pay back all benefits for all years as if the Property and Building was owned by it outright and absolutely with no tax abatement.

(v) The payments required hereunder for any non-compliance shall be paid by the LESSEE to any and all affected taxing jurisdictions whether or not billed. However, if the LESSEE has made a good faith effort to achieve the job creation standard, it may apply in writing for relief from the obligation for repayment of taxes abated, based on a showing of unforeseen economic circumstances, fiscal hardship, or other good cause. Application for relief from the repayment obligation shall be made to the Agency, which shall examine the application and make recommendations to the Legislature regarding the requested relief; the recommendations may include, but not be limited to, relief in whole or in part from the repayment obligation, or an alternate schedule for attaining the job creation standard.

(vi) The tax benefits provided for herein shall be deemed to commence in the first year in which the LESSEE receives any tax benefits relative to the Property and Building, whether under this Lease, or any statutory exemption. In no event shall the LESSEE be entitled to receive tax benefits relative to the Property and Building for more than ten (10) consecutive years. The LESSEE agrees that it will not seek any tax exemption for the Property and Building which would provide benefits for more than ten (10) consecutive years.

20.1(b). Special district charges, unless otherwise exempt, and Monroe County Pure Waters charges are to be paid in full in by LESSOR in accordance with normal billing practices and charged back to LESSEE as Additional Rent, per Sections 20 and 28 of this Lease.

20.1(c). The LESSOR shall pay, within the applicable grace period and without penalty, the amounts set forth in Paragraphs 20.1(a) and 20.1(b) hereof applicable to taxes, special ad valorem levies, special assessments or similar tax equivalents, less the percentages of exemption on similar property subject to taxation by the Taxing Jurisdictions, as appropriate.

20.1 (d) Notwithstanding anything contained herein to the contrary, upon the occurrence of (i) the closure of the Demised Premises, (ii) a significant unapproved change in use of the Demised Premises, (iii) a significant reduction in employment at the Demised Premises or (iv) a significant Event of Default under the PILOT, the Agency shall have the right to recapture all real property tax abatements provided hereunder pursuant to the following schedule:

Year of Recapture	Percent of Recapture
1	100%
2	100%
3	50%
4	50%
5	25%
6	25%
After year 6	At Agency’s Discretion

The above-reference periods begin on the effective date of this Lease. Any such recapture is at the sole and exclusive discretion of the Agency. The Agency shall notify the LESSEE in writing within ninety (90) days of such Event of Default under the PILOT of its intent to recapture the PILOT benefits (or any portion thereof); provided, however, that such period shall not commence to run until the Agency has been properly notified or ascertains any such Event of Default under the PILOT. For purposes of this Section only, a “significant reduction” shall mean more than twenty percent (20%) of the employment as stated in the application.

20.1 (e) In the event that the Property is transferred from the Agency to the LESSOR, and the LESSEE is ineligible for a continued tax exemption under some other tax incentive program, or the exemption is less than that described in Paragraph 20.1(a) herein, the LESSOR agrees to pay no later than the next tax lien date, (plus any applicable grace period) to each of the Taxing Jurisdictions, an amount equal to the taxes and assessments which would have been levied on the Facility if the Facility had been classified as fully taxable as of the date of transfer or loss of eligibility of all or a portion of the exemption described herein and the LESSEE agrees to reimburse LESSOR for the aforementioned payments, as Additional Rent.

21. WARRANTIES SUBROGATION

The LESSOR agrees that the LESSEE shall be subrogated to all rights accruing in the LESSOR by virtue of any representation, warranty, or guarantee, with respect to the roof, plumbing and heating systems and any and all improvements to the Building in the event, and to the extent, that LESSEE has incurred any expense in connection with or as a result of said aforementioned items.

22. MORTGAGE SUBORDINATION/ESTOPPEL CERTIFICATES

The Lease and the rights of the LESSEE thereunder, shall be subject and subordinate to any mortgage or mortgages, and to any renewals and replacements thereof, which may now be on, or which may hereafter be placed on Demised Premises, or on the Property of which the Demised Premises may be a part. LESSEE agrees to confirm said subordination in writing, upon the request of LESSOR. LESSEE agrees to execute within twenty (20) days of receipt from LESSOR, an Estoppel Certificate certifying that this Lease is in full force and effect and further confirming the terms of the Lease.

23. DEFAULTS

LESSEE Default: The happening of any one or more of the following events by the LESSEE shall constitute an Event of Default under this Lease:

(i)

a default in the payment of any rent or additional rent or required payment due under this Lease, which default continues for a period of ten (10) days after LESSEE’s receipt of written notice thereof from the LESSOR;

(ii)

a default in the performance of or compliance with any of the other material terms or conditions contained or referred to in this Lease which continues for a period of thirty (30) days after written notice of the default from LESSOR to LESSEE, except for any default not capable of being remedied within the thirty (30) day period, in which event the time permitted to LESSEE to cure the default shall be extended for as long as shall be reasonably necessary to cure the default, provided LESSEE commences promptly and proceeds to cure the default and provided further that the period of time shall not be extended so as to jeopardize the interests of LESSOR in this Lease or so as to subject LESSOR or LESSEE to any civil or criminal liabilities;

(iii)

a filing by or against LESSEE of a petition in bankruptcy or insolvency, or for reorganization, or for the appointment of a receiver or trustee of all or a portion of LESSEE’S property or an assignment by LESSEE for the benefit of LESSEE’S creditors; or

(iv)	a levy upon or taking of the leasehold interest created by this Lease in execution, attachment or other process of law.

LESSOR Default: If the LESSOR defaults in the performance or observance of any material provision of this Lease, the LESSEE must give the LESSOR written notice specifying in what manner the LESSOR has defaulted and if such default shall not be cured by the LESSOR within the period of time provided for elsewhere in this Lease, and otherwise within thirty (30) days after deliver of such notice (except that if such default cannot be cured within said thirty (30) day period, this period shall be extended for a reasonable amount of time, provided that the LESSOR commences to cure such default within such thirty (30) day period and proceeds diligently thereafter to effect such cure), the LESSEE, may, in addition to any other remedies to which it may be entitled under this Lease and under law or equity, withhold payment of Base Rent and Additional Rent due and to accrue hereunder (to the extent necessary to cover the costs estimated by the LESSEE to cure such default) and provided that LESSEE has given at least thirty (30) days written notice that LESSEE intends to withhold Base Rent in the event such default is not cured, for so long as the LESSOR remains in default.

24. TERMINATION

24.1

Termination After Default. Upon the occurrence of an Event of Default, and after giving of any notice required by subparagraph (ii) of Paragraph 23 and the expiration of any opportunity to cure accorded to LESSEE thereunder, LESSOR at any time thereafter may give written notice to LESSEE specifying the Event of Default and stating that this Lease shall terminate on the date specified in the notice, which shall be at least five days after giving of the notice, and upon the date specified in the notice, this Lease and all right of LESSEE hereunder shall terminate.

24.2

Surrender of Demised Premises; Re-entry. Upon the termination of this Lease pursuant to Paragraph 24.1, LESSEE shall peaceably surrender the Demised Premises to LESSOR, and LESSOR may without notice re-enter the Demised Premises and repossess it by force, summary proceedings, or otherwise, and may dispossess LESSEE and remove LESSEE and all other persons and property from the Demised Premises and may have, hold, and enjoy the Demised Premises and the right to receive all rent due.

24.3

Reletting. At any time after the termination of this Lease, LESSOR may relet the Demised Premises or any part thereof, in the name of LESSOR or otherwise, for any term and upon any conditions as LESSOR in LESSOR’S discretion may determine, and may collect the rent due. LESSOR shall in no way be responsible liable for any failure to relet the Demised Premises or any part of the Demised Premises or any failure to collect any rent due upon any reletting.

24.4

Lessee Remains Liable. No termination of this Lease shall relieve LESSEE of LESSEE’S liabilities and obligations under this Lease, and the liabilities and obligations shall survive any termination. In the event of any termination, whether or not the Demised Premises or any part thereof shall have been relet, LESSEE shall pay to LESSOR the rent and additional rent required to be paid by LESSEE up to the time of the termination. Thereafter, LESSEE until the end of what would have been the Term in the absence of termination, shall be liable to LESSOR for and shall pay to LESSOR the amount of rent and additional rent which would be payable under this Lease by LESSEE if the Lease were still in effect, less the net proceeds to LESSOR of any reletting.

25. LEGAL

In the event of any default by the LESSOR or LESSEE under the terms of this Lease and either party institutes a legal proceeding to cure such default or any eviction proceeding, in addition to any other requirements under this Lease, the non-prevailing party shall be responsible for the payment of reasonable attorney's fees and all court costs.

26. INDEMNITY

LESSOR and LESSEE shall defend each other and hold the other party harmless from and against all claims, actions, losses, damages, and expenses (including reasonable attorneys’ fees) incurred by the other in connection with the loss of life, personal injury or damage to property caused during the term of this Lease, directly or indirectly, by the act or omission of the other party, its agents, employees, licensees, invitees or contractors, arising (i) from any occurrence in or about the Demised Premises, or (ii) from the use by the LESSEE of any part of the Demised Premises, or (iii) from any work undertaken by the LESSOR or LESSEE on the Demised Premises.

27. LESSEE INSURANCE

The LESSEE covenants and agrees during the term to obtain and keep in full force and effect the following insurance policies, containing the following minimum coverages: (1) Commercial General Liability insurance to include coverage for bodily injury, property damage, contractual liability and personal injury arising out of the LESSEE’S use, maintenance and/or business operations with respect to the Demised Premises or any part of the Property, the limits of which shall not be less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate; (2) Comprehensive Automobile Liability insurance providing Bodily Injury and Property Damage coverage of no less than One Million Dollars ($1,000,000) Combined Single Limit covering all owned, non-owned, leased and hired vehicles of the LESSEE; (3) Workers Compensation and Disability insurance per the applicable state statutes coverage to be applicable for all employees of the LESSEE; (4) Employer’s Liability coverage applicable for all employees of the LESSEE subject to a limit of no less than One Hundred Thousand Dollars ($100,000) per Accident, One Hundred Thousand Dollars ($100,000) Disease per Employee and Five Hundred Thousand Dollars ($500,000) Disease Policy Limit; (5) Umbrella Liability Policy of not less than One Million Dollars ($1,000,000) and (6) Special Form Property Insurance covering LESSEE’S property (at full replacement cost) including: Business Personal Property, Improvements and Betterments and Business Income coverage.

LESSEE’S Commercial General Liability, Automobile Liability and Umbrella Liability coverages shall be endorsed to name LESSOR as additional insured on a primary and non-contributory basis. All insurance to be procured by LESSEE shall be issued by insurance carriers licensed to do business in the State of New York and having a current policy year A.M. Best rating of “A-,X” or better. LESSEE shall also name the LESSOR and LESSOR’S managing agent as an additional insured on the General Liability and Umbrella Liability policies. All Liability policies, including Workers Compensation & Employers Liability shall contain a Waiver of subrogation in favor of LESSOR.

LESSEE shall provide to the LESSOR, prior to the occupancy of the Demised Premises, and ten (10) days subsequent to each renewal date of said policies binding evidence of such required insurance in the form of Certificate of Liability and Evidence of Property coverage naming the LESSOR and LESSOR’S managing agent as Certificate Holder and evidencing the required coverages and limits and protection of the LESSOR’s insurable interests as noted above. LESSEE shall also provide a clause of thirty (30) days notice of cancellation by any company providing LESSOR with binding evidence of insurance. If in the event of non-notice by any company to LESSOR, LESSEE agrees to provide all primary insurance.

LESSEE shall require all contractors and service providers hired by LESSEE to perform any and all: service, maintenance and repair operations at the Demised Premises, to provide to LESSOR, prior to said contractor or service provider commencing any work at the Demised Premises, evidence of liability insurance as described in Section 27 of this Lease, with LESSOR named as an additional insured on said liability policy.

28. HIDDEN DEFECTS

LESSEE shall not be responsible for repair or correction of hidden defects or latent conditions existing at the inception of this Lease.

29. UTILITIES

Public service connections into said Building including electricity, gas, sewer and water, shall be provided by LESSOR. All water consumption, water pollution control charges, and all sewer charges incidental to the use and occupancy of the Demised Premises shall be paid by the LESSEE. Sewer charges shall include the cost, if any, of the operation, maintenance, repair and administration of a sewage treatment plant or sewage lift station, in the event such a plant services the Demised Premises. LESSEE further agrees to pay directly to the service provider all charges incurred by the LESSEE for the consumption of gas, electricity, and water on the Demised Premises.

30. COMPLETION OF PREMISES

The LESSOR shall make every effort to complete the agreed improvements on said Demised Premises and deliver possession thereof to the LESSEE by, on, or about January 1, 2018. LESSOR agrees to make the Demised Premises available to the LESSEE, on a rent-free basis, for at least two (2) weeks prior to the estimated delivery date in order to allow LESSEE, to prepare the Demised Premises for its occupancy, so long as LESSEE does not disrupt LESSOR’s final construction in any way.

31. In the event that the LESSEE shall exercise its right of renewal option as contained in the paragraph designated as "Option to Extend Term", the rental rate during the first year of such renewal term shall be increased by one percent (1%) over the rent in effect during the year immediately prior to the beginning of such renewal term, and shall likewise increase by one percent (1%) at the beginning of each new year during such renewal term.

32. LATE FEE/LATE PAYMENTS

A late charge of 2%, shall be paid as Additional Rent, if the Base Rent or any Additional Rent, is not received by the 10th day of the month or within 30 days of the billing date, respectively.

If LESSEE fails to pay, when due and payable, any installment of Base Rent, Additional Rent, or any other sum payable to LESSOR under the terms of this Lease, the unpaid amount will bear interest at the rate of ten percent (10%) per annum from the date due to the date of payment. This amount shall be Additional Rent under the terms of this Lease Agreement. Notwithstanding the foregoing, in no event may any late charge and/or interest provided in this Section 32 exceed the maximum permitted by law or be imposed prior to the date permitted by law.

33. CONDEMNATION

A. If the whole of the Demised Premises shall be taken for any public or quasi-public use under any statute or by right of eminent domain, or by private purchase in lieu thereof, then this Lease shall automatically terminate as of the date that title shall be taken. If any part of the Demised Premises shall be so taken so as to render the remainder thereof unusable for the purposes for which the Demised Premises were leased, then the LESSOR and LESSEE shall each have the right to terminate this Lease on thirty (30) days written notice to the other given within ninety (90) days after the date of such taking.

B. All compensation awarded or paid upon such a total or partial taking of the Demised Premises shall belong to and be the property of LESSOR without any participation by LESSEE; provided, however, that nothing contained herein shall be construed to preclude LESSEE from prosecuting any claim directly against the condemning authority in such condemnation proceedings for loss of business, and/or depreciation for damage to, and/or cost of removal of, and/or for the value of stock, and/or trade fixtures, furniture and other personal property belonging to LESSEE; provided, however, that no such claim shall diminish or otherwise adversely affect LESSOR's award. The current rental shall in any case be apportioned as of the date of actual possession by the condemning authority.

34. LESSEE covenants and agrees, at its sole cost and expense, to indemnify, protect, defend and save harmless LESSOR from and against any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, actions, proceedings, costs, disbursements and/or expenses (including, without limitation, attorneys' and experts' fees, expenses and disbursements) of any kind or nature whatsoever which may at any time be imposed upon, incurred by or asserted or awarded against LESSOR relating to, resulting from or arising out of (a) the use of the Demised Premises by LESSEE for the storage, treatment, generation, transportation, processing, handling, production or disposal of any hazardous substance or as a landfill or other waste disposal site or for military, manufacturing or industrial purposes or for the storage of petroleum or petroleum based products, (b) the introduction by LESSEE of any hazardous substance or a release by LESSEE of any hazardous substance on, at or from the Demised Premises, (c) the failure to promptly undertake and diligently pursue to completion all necessary appropriate and legally authorized investigative, containment, removal, clean-up and other remedial actions with respect to a release or threat of a release of any hazardous substance on, at or from the Demised Premises, to the extent caused by the LESSEE (d) human exposure to any hazardous substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from LESSEE's use or operation on the Demised Premises, (e) violation by LESSEE of any applicable environmental law, or (f) non-compliance by LESSEE with any environmental permit, (g) a material misrepresentation or inaccuracy in any representation of warranty by LESSEE. The provisions of this paragraph shall survive the termination of the Lease.

LESSOR certifies to LESSEE that, to the best of its knowledge, without independent inquiry, the Property is in compliance with all existing environmental rules, laws and regulations. If an environmental condition is discovered during the term, it shall be LESSOR’s responsibility to abate those conditions, except to the extent caused by Lessee or any prior company of LESSEE that has occupied the Property. LESSOR covenants and agrees to indemnify, protect and save LESSEE harmless against and from any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands of any kind or nature whatsoever (including without limitation, attorneys’ fees) which may at any time be imposed upon, incurred by or asserted against LESSEE and arising from or as a result of any environmental condition that is the responsibility of LESSOR.

35. In order to more effectively secure to the LESSOR the rent and other terms herein provided, it is agreed as further condition of this Lease that the filing of any petition in bankruptcy, or assignment for the benefit of creditors by or against the LESSEE shall be deemed to constitute a breach of this Lease, and thereupon ipso facto and without entry or any other action by the LESSOR this Lease shall become and be terminated and notwithstanding any other provision of this Lease the damages for such breach in an amount equal to the amount of the rent reserved in this Lease for the residue to the term hereof, less the fair rental value of the Demised Premises for the residue of said term plus all costs of re-renting.

36. LESSOR and LESSEE represent and warrant that there are no claims for brokerage commissions or finder’s fee in connection with the execution of this Lease. LESSOR and LESSEE agree that no broker shall be entitled to receive a separate commission from LESSOR in connection with this Lease or any amendment, renewal or modification hereof.

37. LESSEE shall submit certified Corporate Financial Statements, and any appropriate and necessary notes or schedules, or adequate substitute financial information and/or banking references, upon reasonable request by LESSOR or LESSOR’S financial institution.

38. LESSEE shall, at its sole cost and expense, promptly comply with all laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments and governmental agencies, which are applicable to the Demised Premises arising out of LESSEE’s use, manner of use, or occupancy thereof, and as are required; provided, however, that the LESSOR shall, at its sole cost and expense, comply with all laws, ordinances, orders, rules, regulations and requirements applicable to repairs, replacements or alterations or other obligations in general purpose buildings and common areas which are required by this Lease to be performed by the LESSOR and are not required because of LESSEE’s unique use of the Demised Premises, as stated above.

39. It shall be mutually agreed that upon the Commencement Date of this Lease, but not before, the existing Lease dated April 1, 1999, amended March 5, 1999, amended April 1, 2009, amended April 4, 2013 and expiring on March 31, 2019 by and between Gallina Development Corporation as LESSOR and Transcat, Inc., formerly Transmation, Inc., as LESSEE shall be terminated in its entirety. It is also agreed that upon Commencement Date, LESSOR shall credit LESSEE the amount of Five Thousand and 00/100 Dollars ($5,000.00) to be used towards Base Rent, which was prior held as LESSEE’s security deposit.

This Lease and all the provisions hereof shall be binding upon and inure to the benefit of the successors and assigns of both parties hereto. The paragraph headings in this Lease are for convenience only and do not form a part of this Lease. They shall not limit or affect in any way the meaning of the paragraphs. This Lease shall be construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the LESSOR and the LESSEE have executed this Lease. A memorandum of this Lease will be executed by the parties for filing in the Monroe County Clerk's Office.

Transcat, Inc.

DATE	November 28, 2017	BY:	/s/ Michael J. Tschiderer
Michael J. Tschiderer, CFO

Gallina Development Corporation

DATE:	November 24, 2017	BY:	/s/ Andrew R. Gallina
Andrew R. Gallina, President

STATE OF NEW YORK)
COUNTY OF MONROE	S.S.
CITY OF ROCHESTER)

On the 28th day of November in the year 2017 before me, the undersigned, personally appeared Michael J. Tschiderer, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individuals(s) acted, executed the instrument.

s/ Jennifer Nelson
Notary Public

STATE OF NEW YORK
COUNTY OF MONROE	S.S.
CITY OF ROCHESTER

On the 24th day of November in the year 2017 before me, the undersigned, personally appeared Andrew R. Gallina, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individuals(s) acted, executed the instrument.

Anna Marie Finnegan
Notary Public